Exhibit 99.2

SAKS INCORPORATED ANNOUNCES AMENDMENT OF

REVOLVING CREDIT FACILITY

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (March 29, 2011)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that it has entered into an amendment to its existing revolving credit agreement. The amendment extends the maturity date of this facility to March 29, 2016 from November 23, 2013 previously. The maximum committed borrowing capacity of the amended facility remains at $500 million.

Kevin Wills, Executive Vice President and Chief Financial Officer of the Company, noted, “We are very pleased to complete this amendment to our revolving credit facility, which further strengthens our capital structure and overall financial flexibility. We appreciate the response from and support of our lenders in making these enhancements to our facility.”

The Company currently has no direct outstanding borrowings on the revolving credit facility.

The amendment favorably revises certain terms of the existing revolving credit facility. The new interest rates vary with usage and are in the range of LIBOR plus 2.0% to 2.5% (LIBOR plus 3.5% to 4.0% previously), and the facility is subject to no financial covenants unless the availability falls below $62.5 million ($87.5 million previously).

As a result of the amendment, management now estimates that 2011 interest expense will total approximately $50 million, a modest reduction from the previous estimate of $51 million to $53 million.

Saks Incorporated operates 46 Saks Fifth Avenue stores, 57 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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